                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.   )

Filed by the registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              BRE PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5) Total fee paid:
--------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
--------------------------------------------------------------------------------

     (2) Form Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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Notes:

[LOGO] BRE PROPERTIES, INC.

                             BRE PROPERTIES, INC.
                      44 Montgomery Street, 36/th Floor /
                            San Francisco, CA 94104

                                                                 March 23, 2002

Dear Shareholder:

   It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, at 10:00 a.m. Pacific Daylight time, at the Omni San Francisco Hotel, 500 California Street, San Francisco, California.

   This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Meeting, you will have the opportunity to speak informally with the Directors and officers.

   At the Annual Meeting, you will be asked to vote on: (i) electing three Class II Directors for a term of three years and (ii) such other matters as may properly come before the Meeting.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE THREE DIRECTOR NOMINEES AND TO APPROVE THE OTHER ITEMS TO BE VOTED ON AT THE ANNUAL MEETING.

   It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone voting procedures, as more fully described in this document and in the enclosed proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

   Please vote promptly, and we look forward to seeing you at the Annual
Meeting.

                                          Sincerely,

                                          BRE PROPERTIES, INC.

                                        /s/ Frank C. McDowell
                                          Frank C. McDowell
                                          President & Chief Executive Officer

                             BRE PROPERTIES, INC.

                   Notice of Annual Meeting of Shareholders

                                ---------------

   Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc. will be held on Tuesday, May 21, 2002 at 10:00 a.m. Pacific Daylight time, at the Omni San Francisco Hotel, 500 California Street, San Francisco, California, for the following purposes:

    1. To elect three Class II Directors for a term of three years.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 15, 2002 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          EDWARD F. LANGE, JR.
                                          Secretary

Dated: March 23, 2002

                             BRE PROPERTIES, INC.
                       44 Montgomery Street, 36th Floor
                         San Francisco, CA 94104-4809
                           Telephone: (415) 445-6530
                           Facsimile: (415) 445-6505

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        Annual Meeting of Shareholders

   The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 21, 2002 at 10:00 a.m. Pacific Daylight time. The meeting will be held at the Omni San Francisco Hotel, 500 California Street, San Francisco, California. At the meeting, holders of record of the Company's common stock ("Common Stock") at the close of business on March 15, 2002 (the "Record Date") are entitled to vote. On that date, the Company's outstanding capital stock consisted of 45,850,627 of Common Stock, each share of which is entitled to one vote at the meeting.

   The cost of soliciting proxies in the enclosed form will be borne by the Company. Directors, officers and employees of the Company may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about April 12, 2002.

   The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held directly by the shareholder.

   In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can vote their shares by calling the toll-free telephone number on the proxy card. The telephone voting procedures are designed to authenticate shareholders by use of a control number on your proxy card. The procedure allows shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone are set forth on the enclosed proxy card.

   All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. If no vote is specified in an executed proxy, the shares represented by such signed proxy will be voted for the election of the three nominees for Class II Director and in the proxy holder's discretion, upon such other business as may properly come before the meeting. The three nominees for election as Class II Directors who receive the highest number of votes voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be elected as Directors (Proxy Item No. 1).

   In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but abstains from voting on one or more matters) and "broker non-votes" (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. However, abstentions and non-votes will not constitute votes for or against any proposal and will be disregarded in determining votes cast.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

   Ernst & Young LLP, a certified public accounting firm, has provided services to the Company during the past fiscal year, which included the examination of the Company's annual report to shareholders on Form 10-K, timely reviews of the Company's quarterly reports, preparation of the Company's federal and state income tax returns, review of SEC registration statements and filings, internal audit services, and accounting and transaction consultations. A representative of Ernst & Young LLP will be at the annual meeting of shareholders to respond to appropriate questions concerning the financial statements of the Company and if desired, can make a statement.

   The Company's principal executive offices are located at 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. The Company's telephone number is (415) 445-6530.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

   The Company's Board of Directors (the "Board") consists of 10 members, divided into three classes, designated Class I, Class II and Class III. The Articles of Incorporation provide that there shall be from three to 15 Directors, as determined from time to time by the Board. Currently, there are three Class I Directors, three Class II Directors and four Class III Directors.

   At the Annual Meeting, three Class II Directors are to be elected for a term of three years (expiring in the year 2005) or until the election and qualification of their successors. The persons proposed for re-election as the Class II Directors are John McMahan, L. Michael Foley and Gregory M. Simon. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the re-election of Messrs. McMahan, Foley and Simon, who are the present Class II Directors.

   In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

   The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a Director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any Company registered as an Investment Company under the Investment Company Act of 1940.

Nominees--Class II Directors:

                          Principal Business Experience               Director   Board Committee
      Name                   During Past Five Years               Age Since (1)    Membership
      ----       ------------------------------------------------ --- --------- -----------------
John McMahan     Chairman of the Board of the Company.            64    1993        Executive*,
                   Managing Principal, The McMahan Group,                       Strategic Planning,
                   real estate strategic management consultants,                 Capital Markets,
                   since 1996. Executive Director, The Center                    Compensation and
                   for Real Estate Enterprise Management, since                     Nominating
                   2000. President, John McMahan Associates,
                   Inc., a management consulting firm, and
                   McMahan Real Estate Securities, Inc., a real
                   estate investment firm, 1994 to 1996.

L. Michael Foley Principal, L. Michael Foley and Associates, real 63    1994     Compensation and
                   estate and corporate consulting, since 1996.                    Nominating*,
                   Senior Vice President and Chief Financial                          Audit,
                   Officer, Coldwell Banker Corporation, 1995                    Capital Markets,
                   to 1996. Director and executive committee                         Executive
                   member, Western Property Trust, 1999 to
                   2000.

Gregory M. Simon Self-employed as a private investor since 1991.  60    1991      Development and
                   Senior Vice President, H.F. Ahmanson &                         Acquisitions*,
                   Co. and Home Savings of America, from                         Compensation and
                   1983 to 1991. Officer and Director, Golden                       Nominating
                   Orange Broadcasting, a privately held
                   corporation.

Class III Directors--Term Expires in 2003:

                            Principal Business Experience               Director     Board Committee
       Name                    During Past Five Years               Age Since (1)      Membership
       ----                 -----------------------------           --- ---------    ---------------
William E. Borsari Self-employed, private investor. Former          63    1992      Asset Management*,
                     Chairman or President, The Walters                           Executive, Development
                     Management Company, a real estate asset                         and Acquisitions
                     management company, for more than five
                     years.
LeRoy E. Carlson   Chief Operating Officer and Executive Vice       56    2000       Capital Markets
                     President of the Company since 2000. Chief
                     Financial Officer of the Company from 1996
                     to 2000 and Chief Financial Officer of Real
                     Estate Investment Trust of California from
                     1980 to 1996.
Edward E. Mace     President, Vail Resorts Lodging Company and      50    1998     Strategic Planning*
                     Rock Resorts International LLC (both
                     subsidiaries of Vail Resorts, Inc.). President
                     and Chief Executive Officer of Fairmont
                     Hotels & Resorts-U.S. /Mexico division,
                     2000 to 2001. President and Chief Executive
                     Officer of Fairmont Hotels, 1996 to 2000.
Frank C. McDowell  President and Chief Executive Officer of the     53    1995          Executive,
                     Company since June 1995. Chief Executive                       Strategic Planning
                     Officer and Chairman of Cardinal Realty
                     Services, Inc., 1992 to 1995.

Class I Directors--Term Expires in 2004:

Robert A. Fiddaman   Chairman of SSR Realty Advisors, a real estate      64  1998     Development and
                       investment and management firm, from 1996 to               Acquisitions, Strategic
                       1998. President and Chief Executive Officer of                    Planning
                       Metric Realty from 1993 to 1996.
Roger P. Kuppinger   President, The Kuppinger Company, a private         61  1995 Capital Markets*, Audit
                       financial advisor to public and private
                       companies, since February 1994. Director,
                       Realty Income Corporation.
Arthur G. von Thaden President and Chief Executive Officer of the        70  1981         Audit*,
                       Company from 1987 to June 1995. Chief                         Asset Management
                       Executive Officer, BankAmerica Realty
                       Services, Inc., a real estate investment advisory
                       firm, from 1970 to 1987.

--------
*  Denotes committee chairman.
(1) For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March
    1996), includes service as a trustee of Real Estate Investment Trust of California ("RCT"), which merged with the Company in March 1996. For Mr. von Thaden, includes service as a trustee of the Company's predecessor, BankAmerica Realty Investors.

Vote Required

   The three nominees who receive the highest numbers of votes shall be elected as Class II Directors. The Board of Directors unanimously recommends that the shareholders vote FOR Messrs. McMahan, Foley and Simon.

Board and Committee Meetings; Compensation of Directors

   During the year ended December 31, 2001, the Board held 13 regular meetings and no special meetings. All of the Directors attended 75% or more of the meetings of the Board and the committees on which they served during 2001.

   The Board had previously created seven committees to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management timely interface and response to factors affecting the ongoing operations of the Company. Further, management regularly consulted with the committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegated authority to committees (within specified parameters) to finalize the execution of various Board functions. While the committee structures has improved the level of Board oversight, it has also greatly increased the effort and time required of Board members who serve on the various committees.

   The Board had established the following committees: Asset Management, Audit, Capital Markets, Compensation and Nominating, Development and Acquisitions, Executive and Strategic Planning. In 2002, the seven committees were consolidated into four to further enhance the committees strategic functions. The members and functions of the seven previous committees are indicated in the preceding section of this Proxy Statement.

   The Asset Management Committee reviewed property performance and annual budgets and determined which assets should be divested. The Asset Management Committee met formally three times during 2001 and held numerous informal meetings, including meetings with management and several property tours.

   The Company has an Audit Committee composed of independent Directors for which information regarding the functions performed by the Committee, its membership, and the number of meetings held during 2001, is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board.

   The Capital Markets Committee reviewed and established a capital markets strategy and supervised management's implementation of such strategy. Further, the Capital Markets Committee was delegated certain powers from time to time in the execution of the financial affairs of the Company. The Capital Markets Committee met formally two times during 2001 and had extensive informal meetings as well as discussions of capital market issues with the full Board.

   The Compensation and Nominating Committee reviews the compensation of officers and the management succession plan, administers the Company's stock compensation plans and nominates Directors. The Compensation and Nominating Committee met numerous times on an informal basis, and met formally five times during 2001.

   The Development and Acquisitions Committee reviewed, analyzed and recommended to the Board whether proposed development opportunities and acquisitions should be undertaken. This process included, in some cases, site visits to properties and meetings with management and staff to review potential development opportunities and acquisitions. The Development and Acquisitions Committee met numerous times on an informal basis, and met formally 10 times during 2001.

   The Executive Committee has all powers of the Board in the management and affairs of the Company, subject to limitations prescribed by the Board and by Maryland law, and generally meets once per quarter. The Executive Committee met formally ten times during 2001.

   The Strategic Planning Committee supplemented and assisted the full Board in the review and definition of a strategic plan for the Company, including such considerations as growth, geographic concentration and asset type. Further, the Strategic Planning Committee conducted an ongoing evaluation and assessment of the Company's prospects and future in the industry. The Strategic Planning Committee met formally two times during 2001. In addition, committee members discussed strategic planning issues during full Board meetings, including a meeting specifically devoted to strategic planning.

   The Company adopted a new committee structure in 2002 to further enhance its strategic function. The seven committees described above that BRE has had in place have been consolidated into four. The four committees under the new structure are: the Audit Committee; the Real Estate Committee; the Compensation/Nominating Committee and the Executive Committee. The Real Estate Committee consolidates the functions of the Acquisition and Development and Asset Management Committees under the previous committee structure. Also, the Executive Committee adds the responsibilities of the Capital Markets Committee and the Strategic Planning Committee, which have been eliminated.

   The Company has adopted a policy of paying retainer and meeting fees for non-employee Directors solely in stock options that have an exercise price equal to the fair market value of the Common Stock on the date of grant. The Director Plan provides that each non-employee Director will receive annual stock options for 25,000 shares of Common Stock (up to 50,000 shares for the Chairman of the Board) in lieu of cash compensation. Options for an additional 5,000 shares may be granted to each non-employee Director if for the preceding fiscal year the increase in the Company's funds from operations ("FFO") per share over the prior year places the Company at or above the 80th percentile in this category for the 10 largest publicly traded multifamily real estate investment trusts. In the event that FFO is below the 50th percentile, the non-employee Directors receive no additional options. If FFO places the Company between the 50th to 80th percentiles, the non-employee Directors receive a pro rata number of options. Further, options for up to 8,000 shares will be granted per non-employee Director for committee membership and/or chairmanship. Options granted under the Plan have a term of 10 years and the automatic annual grants become exercisable as to one-twelfth of the options per month, so that the options are fully vested by the first anniversary of the date of grant. The additional option grant for up to 5,000 shares related to the FFO per share increase (if such requirement has been met) vests immediately. All non-employee Directors are also reimbursed for their reasonable out-of-pocket expenses in attending meetings. Based on the Company's 2001 performance in accordance with the calculation described above, 3,167 options were granted to each non-employee Director in February 2002.

   The Board has adopted a share ownership guideline of having each new Director own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of the Common Stock. To facilitate share ownership and retention, the Director Plan provides for reload options, as discussed in footnote 2 on page 11. During 2001, reload options granted to non-employee Directors totaled 280,444. As of December 31, 2001, all Directors were in compliance with the share ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10 percent shareholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of February 28, 2002, information regarding the shares of Common Stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of the Common Stock, by each Director, by each named executive officer (as hereinafter defined) and by all Directors and executive officers as a group. The amounts shown are based on information provided by the individuals named.

                                                                Shares         Percentage
                                                             Beneficially     Beneficially
                      Name and Address                        Owned (1)       Owned (1) (2)
                      ----------------                       ------------     -------------
La Salle Investment Management
  200 East Randolph Drive
  Chicago, IL 60601.........................................  3,573,102(3)(4)      7.6%
State Farm Insurance Companies
  One State Farm Plaza
  Bloomington, IL 61710.....................................  2,502,445(3)(5)      5.3%
John McMahan................................................    183,510(6)
William E. Borsari..........................................    189,157(7)
Robert A. Fiddaman..........................................    118,798(8)
L. Michael Foley............................................    198,901(9)
Roger P. Kuppinger..........................................    168,294(10)
Edward Mace.................................................    126,987(11)
Frank C. McDowell...........................................    233,542(12)
Gregory M. Simon............................................    228,127(13)
Arthur G. von Thaden........................................    168,418(14)
LeRoy E. Carlson............................................    109,612(15)
Edward F. Lange, Jr.........................................     35,000(16)
Deirdre A. Kuring...........................................     13,333(17)
All Directors and executive officers as a group (13 persons)  1,846,991            3.9%

--------
(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(2) Except where otherwise indicated, does not exceed 1%.
(3) Based on information furnished by the holder or contained in filings made with the Securities and Exchange Commission.
(4) Includes 3,053,102 shares held by LaSalle Investment Management, L.P., and 520,000 shares held by LaSalle Investment Management, Inc. Each entity in the LaSalle Investment Management group disclaims beneficial ownership as to all shares for which such entity has no right to receive the proceeds of the sale of such shares.
(5) Includes 2,493,900 shares held by State Farm Mutual Automobile Insurance Company, and 8,545 shares held by State Farm Variable Product Trust. Each entity in the State Farm Insurance Companies group disclaims beneficial ownership to all shares for which such entity has no right to receive the proceeds of the sale of such shares.
(6) Mr. McMahan--includes 47,720 shares he owns directly, and 135,790 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(7) Mr. Borsari--includes 37,606 shares he owns directly, 956 shares held by his wife and 150,595 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(8) Mr. Fiddaman--includes 10,032 shares he owns outright and 108,766 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2001.

(9) Mr. Foley--includes 30,529 shares owned by a family trust of which Mr. Foley and his wife are trustees and share voting and investment power, and 168,372 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(10) Mr. Kuppinger--includes 30,822 shares he owns outright and 137,472 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(11) Mr. Mace--includes 2,679 he owns outright, 3,478 shares owned by a deferred compensation plan other than BRE's defined compensation plan and 120,830 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(12) Mr. McDowell--includes 129,173 shares he owns directly, 1,450 shares held by his wife in which he disclaims any interest, 46,354 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002, 6,565 restricted shares and 50,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(13) Mr. Simon--includes 79,859 shares he owns directly, 2,112 shares owned by his wife as separate property, 4,274 shares held in trust for his children of which Mr. Simon is the trustee, 35,000 shares held in trust for his mother of which Mr. Simon is the trustee and 106,882 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(14) Mr. von Thaden--includes 58,713 shares he owns directly, 189 shares held by his wife in her Individual Retirement Account, as to which Mr. von Thaden has no voting or investment power, and 109,516 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002.
(15) Mr. Carlson--includes 27,774 shares he owns directly, 44,744 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002, 1,094 restricted shares and 36,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(16) Mr. Lange--includes 20,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company and 15,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002. See Stock Loans.
(17) Ms. Kuring--includes 5,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company and 8,333 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 28, 2002. See Stock Loans.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

   The following table summarizes the compensation paid to the Company's Chief Executive Officer and the five other highest paid executive officers (the "named executive officers") for the years ended December 31, 2001, 2000 and 1999.

                                                                      Long-Term
                                                                     Compensation
                                            Annual Compensation         Awards
                                            -------------------- --------------------
                                                                 Restricted  Options/    All Other
                                                                   Shares      SARS    Compensation
   Name and Principal Position     Year     Salary ($) Bonus ($) ($) (1) (2) (#) (3)  ($) (4) (5) (6)
   ---------------------------     ----     ---------- --------- ----------- -------- ---------------
Frank C. McDowell................. 2001      $375,000  $ 95,000    $67,512   160,000     $179,262
President and Chief Executive      2000       372,493   150,000     53,183   210,000      549,938
Officer                            1999       348,917   175,000         --   160,000        4,800
LeRoy E. Carlson.................. 2001      $275,000  $ 70,000    $11,252    57,500     $195,121
Executive Vice President and Chief 2000       272,596   107,000      8,864   110,000        8,575
Operating Officer                  1999       248,047   120,000         --    31,000        8,080
Edward F. Lange, Jr............... 2001      $250,000  $ 67,500    $    --    30,000     $ 37,650
Executive Vice President and Chief 2000(7)     89,423    40,000         --    60,000           --
Financial Officer
Bradley P. Griggs................. 2001(8)   $250,000  $ 62,500    $    --        --     $ 20,810
Executive Vice President,
Chief Investment Officer
John H. Nunn...................... 2001(9)   $163,269  $     --    $11,252    55,000     $192,144
Executive Vice President,          2000       238,558   129,500      8,864    67,500       10,857
Asset Management                   1999       221,154   100,000         --    30,000        8,080
Dierdre A. Kuring................. 2001(10)  $164,673  $ 55,800    $    --    20,000     $  4,940
Senior Vice President,
Asset Management

--------
(1) Reflects vesting of restricted shares based on the market price for the stock on the vesting date.
(2) The value of the unvested restricted stock awards at December 31, 2001 are $170,686 and $28,448 for McDowell and Carlson, respectively. Such value is based on the market price for the stock at May 11, 1999, the grant date. The number of restricted stock awards held by McDowell and Carson is 6,565 and 1,094, respectively. The unvested restricted stock award for Nunn was cancelled in 2001. Restrictions lapse over a period not to exceed seven years and vesting is based on the calendar year over year increase in the Company's Funds From Operations. There were no restricted share grants to these officers in 2001 or 2000, however, previous grants vested during 2001 and 2000.
(3) Does not include reload stock option grants as follows:

                                       Reload Grants
                                   ----------------------
                                    2001    2000    1999
                                   ------- ------- ------
                      Mr. McDowell 162,721 119,291 38,333
                      Mr. Carlson.  49,318  61,479     --
                      Mr. Nunn....  17,194  33,312     --

(4) Consists of matching contributions to the Company's defined contribution retirement plan (401(k) Plan) made by the Company on behalf of the named executive officers. Also includes the partial forgiveness of a stock loan to Mr. McDowell in the amount of $171,387 and $542,063 in 2001 and 2000, respectively. Messrs. Carlson and Nunn each had a stock loan which was partially forgiven in 2001, each amounting to $136,491. Additionally includes for Messrs. Carlson and Nunn the benefit resulting from a $50,000 interest free loan amounting to $755, $3,700 and $3,280 for 2001, 2000 and 1999, respectively. The amounts were calculated using an interest rate equal to the Company's borrowing cost. Also, pursuant to their employment agreement, the interest-free $50,000 loans extended to Messrs. Carlson and Nunn were forgiven in 2001. For Mr. Lange, includes the benefit of pro-rata forgiveness in 2001 of a $150,000 moving assistance loan. Pro-rata forgiveness in 2001 consisted of $30,000 principal and $7,650 interest. For Mr. Griggs, includes the benefit of pro-rata forgiveness in 2001 of a $50,000 moving assistance loans. Pro-rata forgiveness in 2001 consisted of $10,000 principal and $3,310 interest.
(5) Does not include potential loan forgiveness. See Stock Loans. While the stock loan amount to be forgiven is not yet determinable, the following amounts were expensed on the Company's financial statements.

                                    2001     2000    1999
                                  -------- -------- -------
                     Mr. McDowell $121,071 $142,151 $88,889
                     Mr. Carlson.   79,486   63,635  34,629
                     Mr. Lange...       --   13,695      --
                     Mr. Nunn....   20,254   58,717  33,572
                     Ms. Kuring..       --       --      --

(6) Does not include amounts to be earned by the named executives under a long term bonus program. While the amounts to be earned under the long term bonus program are not yet determinable, the following amounts were expensed on the Company's financial statements.

                                       2001   2000 1999
                                      ------- ---- ----
                         Mr. McDowell $12,312 $--  $--
                         Mr. Carlson.  11,115  --   --
                         Mr. Lange...  12,295  --   --
                         Mr. Nunn....   8,057  --   --
                         Ms. Kuring..   2,457  --   --

(7) Mr. Lange joined the Company in June 2000.
(8) Mr. Griggs joined the Company in December 2000.
(9) Mr. Nunn is no longer an employee of the Company.
(10) Ms. Kuring was appointed to her current position in October 2001.

Option Grants in 2001

   The following table sets forth: (i) grants of stock options made by the Company during 2001 to each of the named executive officers based on the Company's and their individual performance for 2000, grants pursuant to 2001 reload transactions; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees; (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the 10 year option term.




                                    Individual Grants
                     ----------------------------------------------- Potential Realized Value at
                      Number of    % of Total                          Assumed Annual Rates of
                      Securities  Options/SARS  Exercise             Stock Price Appreciation for
                      Underlying   Granted to      or                      Option Term (4)
                     Options/SARS Employees in Base Price Expiration ----------------------------
        Name         Granted (1)  Fiscal Year    ($/Sh)    Date (3)       5%            10%
        ----         ------------ ------------ ---------- ----------  ----------    -----------
Frank C. McDowell...   160,000        16.9%      $28.70    02/15/11  $2,887,887    $ 7,318,465
                        14,702(2)      1.6%      $29.87    08/26/06     136,853        306,879
                         4,419(2)      0.5%      $29.87    02/13/07      45,150        102,512
                        28,184(2)      3.0%      $29.87    03/08/08     347,353        811,240
                        22,936(2)      2.4%      $29.87    06/05/05     161,572        350,991
                        33,541(2)      3.6%      $29.87    01/28/10     551,601      1,358,236
                         6,773(2)      0.7%      $32.60    08/26/06      61,003        134,800
                         4,186(2)      0.4%      $32.60    02/13/07      41,742         93,381
                        22,045(2)      2.3%      $32.60    03/02/08     269,162        619,185
                        25,935(2)      2.7%      $32.60    05/11/09     386,129        917,475
                       -------        ----                            ----------    -----------
                       322,721        34.2%                          $4,888,451    $12,013,165
LeRoy E. Carlson....    57,500         6.1%      $28.70    02/15/11  $1,037,833    $ 2,630,073
                         1,782(2)      0.2%      $29.66    03/15/06      14,636         32,349
                         3,301(2)      0.3%      $29.66    02/13/07      32,787         74,224
                         4,504(2)      0.5%      $29.66    03/02/08      54,109        125,995
                        15,174(2)      1.6%      $29.66    01/28/10     244,055        599,091
                         4,183(2)      0.4%      $30.85    05/11/09      59,394        141,319
                         3,696(2)      0.4%      $31.35    03/15/06      26,978         58,529
                         7,082(2)      0.8%      $31.35    02/13/07      64,258        142,775
                         9,596(2)      1.0%      $31.35    03/02/08     107,459        245,484
                       -------        ----                            ----------    -----------
                       106,808        11.3%                          $1,641,509    $ 4,049,840
Edward F. Lange, Jr.    30,000         3.2%      $28.70    02/15/11  $  541,478    $ 1,372,212
Diedre A. Kuring....     5,000         0.5%      $29.14    10/26/11  $   91,746    $   232,569
                        15,000         1.6%      $28.88    01/25/04      68,271        143,364
                       -------        ----                            ----------    -----------
                        20,000         2.1%                          $  160,017    $   375,933

--------
(1) All options shown in the table were granted under the 1999 BRE Stock Incentive Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant. All options held by Messrs. McDowell, Carlson, Lange and Kuring may become immediately exercisable upon termination of employment following a change in control. See Employment Contracts and Termination of Employment and Change in Control Arrangements. Messrs. McDowell, Carlson, Lange, and Ms. Kuring immediately exercised, upon grant, options for 10,000, 7,500, 5,000, and 5,000 shares, respectively. See Stock Loans.
(2) The right to receive reload options was given in connection with some options. The intent of reload options is to encourage the named executive officers to buy and hold shares by enabling them to use already owned shares to pay the strike price when they exercise options and hold the shares. They then receive a reload option to replace shares used for the exercise, such that the total number of shares and options owned before and after the exercise are the same. The effective date of the grant of the reload options is the date the underlying option is exercised by delivering shares of Common Stock to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Common Shares as of the effective date of the grant of the reload options. Included in the amounts shown are reload options granted for Messrs. McDowell and Carlson of 162,721 and 49,318 shares, respectively.
(3) The options have a term of 10 years, subject to acceleration upon a change in control or termination.
(4) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock and the continued employment of the executive officer holding the option through its vesting period.

Option Grants on January 24, 2002

   On January 24, 2002, the Compensation Committee approved the following option grants to the named executive officers under the 1999 BRE Stock Incentive Plan:

                      Name                 Options Granted
                      ----                 ---------------
                      Frank C. McDowell...     110,000(1)
                      LeRoy E. Carlson....      47,500(2)
                      Edward F. Lange, Jr.      45,000(3)
                      Diedre A. Kuring....      25,000

--------
(1) Includes 10,000 shares to be exercised immediately related to a stock loan (see Stock Loans).
(2) Includes 7,500 shares to be exercised immediately related to a stock loan (see Stock Loans).
(3) Includes 5,000 shares to be exercised immediately related to a stock loan (see Stock Loans).

   The above options were granted at the market price of the Common Stock on the date of grant.

Aggregated Option Exercises in 2001 and Year-End Option Values

   The following table sets forth: (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 2001 by each of the named executive officers; (ii) the total number of all outstanding unexercised options held by the named executive officers at the end of 2001; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

                                                 Number of Securities      Value of Unexercised
                      Number of                 Underlying Unexercised         In-the-Money
                        Shares                 Options/SARS at 12/31/01   Options at 12/31/01 (3)
                     Acquired on     Value     ------------------------- -------------------------
                     Exercise (1) Realized (2) Exercisable Unexercisable Exercisable Unexercisable
                     ------------ ------------ ----------- ------------- ----------- -------------
Frank C. McDowell...    35,883      $190,341     110,504      626,508     $314,290    $2,494,039
LeRoy E. Carlson....    15,554      $ 58,940          --      249,423           --    $  976,675
Edward F. Lange, Jr.     5,000            --      10,000       65,000     $ 14,884    $  116,036
John H. Nunn (4)....    14,803      $ 56,574          --           --           --            --
Diedre A. Kuring....     5,000            --       3,333       21,667           --    $   31,275

--------
(1) The amounts shown for Messrs. McDowell, Carlson, Lange, Nunn, and Ms. Kuring include 10,000, 7,500, 5,000, 7,500, and 5,000 shares, respectively, for the immediate exercise of stock options granted; these shares represent collateral for stock loans. There was no value realized for these shares. See Stock Loans.
(2) Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise. For the options exercised for stock loans on the date of grant, the exercise price was equal to the market price at the time of exercise.
(3) The market value of the Company's Common Stock at December 31, 2001 was $30.69 per share.
(4) Mr. Nunn is no longer an employee of the Company.

Retirement Plan (401(k) Plan)

   The Company's Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the retirement plan, participating employees (including the named executive officers) may contribute up to 15% of their compensation, but not exceeding the amount allowed under applicable tax laws ($10,500 in calendar
2001), and the Company contributes 75% of the first 4% of the employee's contribution for a maximum of $7,875. All employees of the Company with six months of service are eligible to participate in the Retirement Plan. The Company's contributions on behalf of employees who have been employed with the Company (including prior service for certain entities acquired by the Company) for at least five years are fully vested.

Stock Loans

   Since 1995, the Board has approved five-year loans aggregating $5,426,207 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the "Stock Loans"). The first of these loans was granted to Mr. McDowell on June 5, 1995, the date of commencement of his employment with the Company. Similar loans were granted to Messrs. Carlson, Lange, Nunn and Ms. Kuring. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell--Stock Loan. A provision in Mr. McDowell's employment agreement entitles him to an annual stock loan for 10,000 shares of Common Stock. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell--Future Awards. The Board has adopted the practice of making similar annual performance grants to the other named executive officers.

   The following table summarizes certain information concerning the Stock Loans granted:

                                           To Exercise
                                   Loan    Option for   Interest
                   Date           Amount  No. of Shares Rate (1)
                   ----          -------- ------------- --------
               January 24, 2002
                  McDowell...... $291,600    10,000       6.7%
                  Carlson....... $218,700     7,500       6.7%
                  Lange......... $145,800     5,000       6.7%
               October 25, 2001
                  Kuring........ $145,700     5,000       6.4%
               February 16, 2001
                  McDowell...... $287,000    10,000       6.5%
                  Carlson....... $215,250     7,500       6.5%
                  Lange......... $143,500     5,000       6.5%
               June 23, 2000
                  Lange......... $296,875    10,000       5.7%
               January 28, 2000
                  McDowell...... $225,625    10,000       6.9%
                  Carlson....... $225,625    10,000       6.9%
               May 11, 1999
                  McDowell...... $260,000    10,000       6.0%
                  Carlson....... $156,000     6,000       6.0%
               March 2, 1998
                  McDowell...... $268,750    10,000       5.4%
                  Carlson....... $134,375     5,000       5.4%
               February 13, 1997
                  McDowell (2).. $123,125     5,000       5.4%
                  Carlson (2)... $123,125     5,000       5.4%

--------
(1) Payable quarterly except for Mr. McDowell's loans, for which interest accrues subject to forgiveness for loans made before January 28, 2000. The interest rate is equal to the dividend yield on the Common Stock purchased on the loan date.
(2) As of March 15, 2002, these loans have matured and the portion which was not forgiven has been repaid.

   These loans are collateralized by the purchased shares with full recourse to the named executive officers. The loans made before 2000 are forgivable in whole or in part upon the achievement of performance criteria. The loans made in 2000, 2001 and 2002 do not have any forgiveness provisions. In addition, all loans are also forgivable in whole or in part under certain circumstances similar to the forgiveness applicable to Mr. McDowell's June 5, 1995 loan as described in Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell--Stock Loan, Certain Severance Benefits and Messrs. Carlson and Lange--Certain Severance Benefits. Upon termination, the Stock Loans that have forgiveness provisions are forgiven pro rata for the measurement periods, but the same performance goal criteria are used. Although certain of the performance goals have been attained, loan forgiveness will not occur until the five-year term ends.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  Mr. McDowell

   Effective January 1, 2001 (the "Commencement Date"), the Company entered into a new employment agreement with Mr. McDowell. The agreement was for an initial term of one year, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Certain material terms of the agreement are as follows:

      Base Salary and Annual Incentive Bonus. Mr. McDowell receives a current base salary of $375,000 per year and is eligible to receive an annual incentive bonus targeted at 50% of base salary and up to 100% of base salary based on achievement of predefined operating or performance criteria established by the Board, with emphasis on growth in FFO per share (the "Annual Criteria").

      Certain Severance Benefits. If at any time during the term of the employment agreement the employment of Mr. McDowell is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

   (i) Termination Due to Death or Disability. Upon termination due to death or disability, Mr. McDowell or his estate will receive a lump sum payment equal to the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to the date of death or disability), calculated on a pro rata basis to the date of termination. In addition, Mr. McDowell's stock loans made prior to 2000 would be forgiven based on certain performance formulas, taking into consideration the number of full months worked and the Company's performance through the last quarter ended 45 days or more prior to the termination date, with any balance payable 15 days after termination.

   (ii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation would be payable to Mr. McDowell and the outstanding balance of the stock loans, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

   (iii) Termination by the Company Without Cause. If Mr. McDowell is terminated without cause, Mr. McDowell would receive a lump sum payment equal to his then base salary, plus an amount equal to the average of his annual bonus, if any, over the most recent two years, and the Loan Amount for loans made before 2000 would be reduced based on a pro rata application of certain performance formulas, taking into consideration the number of full months worked and the Company's performance through the last quarter ended 45 days or more prior to the termination date, with any balance payable immediately. In addition, Mr. McDowell shall receive within 90 days after such termination, the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a pro rata basis to the date of termination.

  (b) Termination Following a Change in Control.

   (i) Termination by the Company Without Cause or by Mr. McDowell for Good Reason. If Mr. McDowell is terminated without cause within 12 months following a Change in Control (defined to include, without limitation, the acquisition by a person or group of the beneficial ownership of 50% or more of the Company's outstanding securities and certain changes in the Board of Directors resulting from proxy contests or other actions by a person or group with beneficial ownership of 5% or more of the Company's outstanding securities), or if Mr. McDowell terminates his employment for Good Reason (defined as material changes in the executive's duties, responsibilities or authority or the Company's relocation of the executive outside of San Francisco) within 12 months after a Change in Control, he would receive the following benefits: (a) a lump sum payment equal to (x) two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any (based on his current base salary of $375,000 and assuming average incentive compensation in the maximum amount of $375,000, this payment would be $1,500,000) plus (y) the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a pro rata basis to the date of termination; (b) all restrictions on the shares of Common Stock awarded to Mr. McDowell would vest and become exercisable for a period of three months; (c) all unvested stock options held by Mr. McDowell would vest and be exercisable for a period of three months; and
(d) Mr. McDowell's stock loans would be forgiven based on certain performance formulas, taking into consideration the number of full months worked and the Company's performance through the last quarter ended 45 days or more prior to the termination date, with any balance payable immediately.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. McDowell or his estate would receive the same benefits described in paragraph (a)(i) above.

   (iii)  Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by Mr. McDowell without Good Reason upon not less than 90 days notice with such notice not earlier than the three month anniversary date of the Change in Control, within 12 months following a Change in Control (defined to include, without limitation, the acquisition by a person or group of the beneficial ownership of 50% or more of the Company's outstanding securities and certain changes in the Board of Directors resulting from proxy contests or other actions by a person or group with beneficial ownership of 5% or more of the Company's outstanding securities), he would receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any ($750,000 assuming a $375,000 base salary and maximum incentive bonus). Mr. McDowell's stock loans would be forgiven based on certain performance formulas, taking into consideration the number of full months worked and the Company's performance through the last quarter ended 45 days or more prior to the termination date, with any balance payable immediately. In addition, Mr. McDowell shall receive within 90 days after such termination, the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a pro rata basis to the date of termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation would be payable to Mr. McDowell and the outstanding balance of Mr. McDowell's stock loans, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

   Any of the foregoing amounts payable to Mr. McDowell following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

   In addition, Mr. McDowell has signed other compensation-related agreements, the significant terms of which follow:

      Stock Loan. Upon the commencement of his employment with the Company in 1995, Mr. McDowell received a loan of $612,500 to exercise options to purchase 40,000 shares of Common Stock (at an exercise price of $15.32 per share) issued on that date (the "McDowell Stock Loan"). The McDowell Stock Loan had an interest of 8.25% per annum, compounded annually, with all principal and accrued interest payable in full on June 5, 2000 (the "Payment Date"); provided, however, that repayment of any principal and accrued interest under the McDowell Stock Loan (the "Loan Amount") will be forgiven in accordance with the following formulas (the "Performance Formulas"): (i) 20% of the Loan Amount will be forgiven if the gross book value of the Company's equity investments in real estate, investments in limited partnerships and mortgages is $937 million or more on the Payment Date, and a pro rata portion of 20% of the Loan Amount will be forgiven if such value is between $791 million and $937 million; (ii) 20% of the Loan Amount will be forgiven on the Payment Date if, on the second anniversary date of the McDowell Stock Loan, there has been an increase in FFO per share of the Common Stock for the two-year period ending April 30, 1997 which is at or above the 80th percentile of the 10 largest publicly traded multifamily real estate investment trusts (the "Indexed REITs") for a comparable period, and a pro rata portion of 20% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount will be forgiven if, on the Payment Date, there has been an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which is at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount will be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months'
   FFO) is at or above the 80th percentile of the average multiple of the Indexed REITs for the same five-year period, and a pro rata portion of 30% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount will be forgiven by the Company upon termination of Mr. McDowell's employment under the circumstances described in Certain Severance Benefits. Each of Mr. McDowell's subsequent loans granted in 1996 through 1998 have substantially the same terms as the McDowell Stock Loan.The stock loan made to Mr. McDowell in 1999 replaced formula (i) above with a formula allowing a forgiveness of up to 20% of the Loan Amount based on the Company's "same-store" (i.e. those apartment communities owned and stabilized for two full years ending on December 31 of each applicable year) growth in net operating income ("NOI", i.e. the excess of property income over property expense, excluding interest and depreciation). If the five-year average of the Company's same-store growth in NOI is at or above the 80th percentile of the average of the same-store growth in NOI of the Indexed REITs for the same five year period, 20% of the Loan Amount will be forgiven; and a pro rata portion of 20% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. The stock loans made to Mr. McDowell in 2000 and 2001 do not have any provision for forgiveness. See also Stock Loans.

      Future Awards. Mr. McDowell will receive annual long-term incentive awards which, assuming achievement of applicable performance goals, will provide Mr. McDowell with (i) a five-year loan to purchase 10,000 shares of Common Stock pursuant to an immediately exercisable stock option, on terms similar to the McDowell Stock Loan (see Stock Loan above) and (ii) performance options to purchase 50,000 shares of Common Stock at market value on the date of award.

      Bonus Arrangements. Under Bonus Arrangements entered into in January 2000, and 2001, Mr. McDowell is eligible to receive bonuses payable after terms of five years of up to $314,975 and $393,215, respectively. The bonus amount that is actually awarded will be calculated using a formula whereby:
   (i) up to 20% of the bonus amount will be awarded based on the Company's same property growth in NOI; (ii) up to 50% of the bonus amount will be awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount will be awarded based on a FFO Multiple, defined as the closing price per share of the Company's Common Stock as of the last trading date of the calendar year divided by its

   FFO per share for the preceding twelve-month period. Each of these criteria is measured against the 10 largest publicly traded multifamily REITs.

  Mr. Carlson

   Effective March 15, 1996, the date of the merger with RCT, the Company entered into an employment agreement with LeRoy E. Carlson. The agreement was for an initial term of two years, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

      Base Salary. Mr. Carlson currently receives a base salary of $275,000. The base salary will be subject to review each year with an expectation that the base salary will increase in an amount at least equal to any increase in the Consumer Price Index for the San Francisco Bay Area over the preceding 12 months.

      Annual Incentive Bonus. Executive shall be eligible to receive an annual incentive bonus targeted at 30% of base salary. The amount of the annual bonus will be based on the achievement of predefined operating or performance goals and other criteria established by the Chief Executive Officer or the Compensation Committee of the Board.

      Interest-Free Loans. Upon his employment, Mr. Carlson received a $50,000 interest-free recourse loan (an "Interest-Free Loan") to be forgiven either on the fifth anniversary of the date of employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

      Certain Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Mr. Carlson is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

   (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. In addition, the Interest-Free Loan will be forgiven and the Stock Loans made before 2000 will be forgiven based on a pro rata application of the performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus the executive would have received for the fiscal year in question, if any (based on the previous or average annual bonus amounts), calculated on a pro rata basis to the date of termination. In addition, the Interest-Free Loan will be forgiven and the Stock Loans made prior to 2000 will be forgiven based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

   (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates his employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any; (b) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and (c) the Interest-Free Loan would be forgiven and the Stock Loans made prior to 2000 will be forgiven based on a pro rata application of certain Performance Formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date, with any balance due immediately.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, the executive will receive the same benefits described in paragraph (a)(ii) above, reduced on a pro rata basis to the date of termination.

   (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by the executive without Good Reason within 12 months following a Change in Control, the executive will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. The outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

   Any of the foregoing amounts payable to Mr. Carlson following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

  Mr. Lange

   Effective June 23, 2000, the Company entered into an employment agreement with Edward F. Lange, Jr. for a term of three years, unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

      Base Salary. Mr. Lange currently receives a base salary of $250,000. The base salary will be subject to review each year based on relevant circumstances.

      Annual Incentive Bonus. Mr. Lange shall be eligible to receive an annual incentive bonus targeted at 40% of base salary and up to 80% of base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors.

      Stock Loans. Upon the commencement of his employment with the Company, Mr. Lange received a loan of $296,825 to exercise options to purchase 10,000 shares of Common Stock (at an exercise price of $29.68 per share) issued on that date. See also Stock Loans.

      Moving Assistance Loan. The Company shall provide Mr. Lange with a five-year, full recourse loan in an original principal amount of $150,000 at an interest rate equal to mid-term federal rate. The loan is to be forgiven on a pro-rata basis on each anniversary date of employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

      Certain Severance Benefits. If, at any time during the three-year period, the employment of Mr. Lange is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

   (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to (i) 140% of his then annual base salary if termination occurs prior to the determination of his first annual incentive bonus, (ii) his then annual base salary plus the amount of his annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of his first annual incentive bonus, but prior to the determination for the second full year, or (iii) for any subsequent termination, his then base salary plus the average of his annual bonus over the most recent two years, if any. In addition, the Moving Assistance Loan will be forgiven and the Stock Loans made before 2000 will be forgiven based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus the executive would have received for the fiscal year in question, if any (based on the achievement of management by objective criteria established by the Board of Directors), calculated on a pro rata basis to the date of termination. In addition, the Moving Assistance Loan will be forgiven and the Stock Loans made prior to 2000 will be forgiven based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company prior to the fifth anniversary of the agreement, no further compensation will be payable to the executive and the outstanding balance of the Moving Assistance Loan will be payable in full within 180 days of termination and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

   (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates his employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to (i) 280% of his then base salary if termination occurs prior to the determination of his first annual incentive bonus, (ii) two times his then annual base salary plus two times the amount of his annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of his first annual incentive bonus, but prior to the determination for the second full year, or (iii) for any subsequent termination, two times his then base salary plus the sum of his annual incentive bonus awarded in the prior two years, if any; (b) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and (c) the Moving Assistance Loan would be forgiven and the and the Stock Loans made prior to 2000 will be forgiven based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance data through the last quarter ended 45 days or more prior to the termination date, with any balance due within 15 days of termination.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, the executive will receive the same benefits described in paragraph (a)(ii) above, reduced on a pro rata basis to the date of termination.

   (iii)  Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by the executive without Good Reason within 12 months following a Change in Control, the executive will receive the following benefits within 15 days after such termination: (a) a lump sum payment equal to (i) 140% of his then base salary if termination occurs prior to the determination of his first annual incentive bonus, (ii) his then annual base salary plus the amount of his annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of his first annual incentive bonus, but prior to the determination for the second full year, or (iii) for any subsequent termination, his then base salary plus the average of his annual incentive bonus awarded in the prior two years. The outstanding balance of the Moving Assistance Loan will be payable in full within 180 days of termination and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation will be payable to the executive and the outstanding balance of the Moving Assistance Loan will be payable in full within 180 days of termination and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

   Any of the foregoing amounts payable to Mr. Lange following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

  Mr. Griggs

   Effective December 8, 2000, the Company entered into an employment agreement with Bradly P. Griggs for a term of three years, unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

      Base Salary. Mr. Griggs currently receives a base salary of $250,000. The base salary will be subject to review each year based on relevant circumstances.

      Annual Incentive Bonus. Mr. Griggs shall be eligible to receive an annual incentive bonus targeted at 40% of base salary and up to 80% of base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors.

      Developer Incentive Awards. Mr. Griggs shall be entitled to receive additional long-term incentive awards based on development of assets with returns above a company approved, market-specific hurdle rate as established by the Board of Directors. Awards granted under the program vest after the first stabilized year of operation of the asset.

      Transition Assistance Loan. The Company shall provide Mr. Griggs with a five-year, interest free, full recourse loan in an original principal amount of $50,000. The loan is to be forgiven on a monthly pro-rata basis taking into consideration the number of months executive is employed, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits.

      Certain Severance Benefits. If, at any time during the three-year period, the employment of Mr. Griggs is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

   (i) Termination by the Company Without Cause or Termination of the Employment Agreement due to Non-Extension. If the executive is terminated without cause or due to refusal of the Company, within 60 days prior to the end of the initial term of the Employment Agreement, to extend a written offer for executive's continued employment on substantially the same terms, the Company shall provide executive with the following compensation after such termination:
(a) within 15 days, executive shall be entitled to received a lump sum payment equal to his then annual base salary plus an amount equal to (i) the average of his annual incentive bonus over the most recent two years or (ii) the previous annual incentive bonus if only one full annual incentive bonus period has passed or (iii) 40% of base salary if less than one annual incentive bonus has passed; (b) executive shall be entitled to receive early vesting in the Developer Incentive Program with respect to all projects in which he has been afforded a participation; and (c) Company shall extend six months of outplacement services. In addition, the unpaid principal under the Transition Assistance Loan shall be forgiven by the Company.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive: (a) a lump sum payment equal to the estimated annual incentive bonus executive would have earned for the fiscal year in question (based on the achievement of management by objective criteria established by the Board of Directors), calculated on a pro rata basis to the date of termination; and (b) any vested Developer Incentive Awards, which shall be awarded pursuant to executive's early vesting rights. In addition, the unpaid principal under the Transition Assistance Loan shall be forgiven.

   (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Transition Assistance Loan shall become immediately due and payable.

  (b) Termination Following a Change in Control.

   (i) Termination by the Company Without Cause or by the Executive for Good Reason. In the event of termination of executive's employment by the Company without cause or due to voluntary termination by Executive with good reason, the executive will receive the following benefits: (a) a lump sum payment from the

Company equal to two times his then annual base salary plus an amount equal to
(i) two times the average of his annual incentive bonus over the most recent two years or (ii) two times his previous annual incentive bonus is only one annual incentive bonus period has passed or (iii) 80% of his annual base salary if termination occurs prior to determination of executive's first annual incentive bonus; (b) executive shall be entitled to receive early vesting in the Developer Incentive Program with respect to all projects in which he has been afforded a participation; and (c) Company shall extend six months of outplacement services. In addition, the unpaid principal under the Transition Assistance Loan shall be forgiven by the Company.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive: (a) a lump sum payment equal to the estimated annual incentive bonus executive would have earned for the fiscal year in question (based on the achievement of management by objective criteria established by the Board of Directors), calculated on a pro rata basis to the date of termination; and (b) any vested Developer Incentive Awards, which shall be awarded pursuant to executive's early vesting rights. In addition, the unpaid principal under the Transition Assistance Loan shall be forgiven.

   (iii) Voluntary Termination Without Good Reason. In the event of voluntary termination by executive without good reason following a change in control, the Company shall pay executive within 15 days after such termination a lump-sum payment equal to: (i) one hundred and forty percent (140%) of executive's annual base salary if termination occurs prior to the determination of his annual incentive bonus; (ii) his then annual base salary plus the amount of the annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the annual incentive bonus for his first full year and prior to the determination for the second full year; (iii) for any subsequent termination, his then annual base salary plus the average of the annual incentive bonus awarded in the prior two years. In addition, executive shall also be entitled to early vesting under the Developer Incentive Program provided, that any amounts vested shall thereby be reduced by twenty-five percent (25%). The entire unpaid principal sum under the Transition Assistance Loan shall become immediately due and payable upon termination.

   (iv) Termination for Cause. Upon termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Transition Assistance Loan shall become immediately due and payable.

   Any of the foregoing amounts payable to Mr. Griggs following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

  Ms. Kuring

   Effective October 25, 2001, the Company entered into an employment agreement with Diedre A. Kuring for a term of two years, unless terminated in accordance with its terms. The agreement shall automatically be extended from year to year for one-year terms beginning on November 1, 2003 provided that (a) the Company or executive does not give notice of termination to the other party; (b) the agreement has not been terminated; or (c) the parties have not entered into a new employment agreement. Certain material terms of these agreements are as follows:

      Base Salary. Ms. Kuring currently receives a base salary of $225,000. The base salary will be subject to review each year based on relevant circumstances.

      Annual Incentive Bonus. Ms. Kuring shall be eligible to receive an annual incentive bonus targeted at 40% of base salary and up to 80% of base salary. The amount of the annual bonus will be based on the achievement of management by objective criteria established by the Board of Directors.

      Stock Loans. Upon the commencement of her employment with the Company, Ms. Kuring received a loan of $145,700 to exercise options to purchase 5,000 shares of Common Stock (at an exercise price of $29.14 per share) issued on that date. See also Stock Loans.

      Transition Assistance Loan. The Company shall provide Ms. Kuring with a five-year, full recourse loan in an original principal amount of $50,000 at an interest rate equal to the mid-term federal rate. The loan is to be forgiven on a pro rata basis on each anniversary date or employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

  (a) Termination Other Than In Connection with a Change in Control.

   (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to (i) 140% of her then annual base salary if termination occurs prior to the determination of his first annual incentive bonus, (ii) her then annual base salary plus the amount of her annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of her first annual incentive bonus, but prior to the determination for the second full year, or (iii) for any subsequent termination, her then base salary plus the average of her annual bonus over the most recent two years, if any. In addition, the outstanding principal balance of the Transition Assistance Loan shall be forgiven. The outstanding principal balance under each Stock Loans and all accrued interest shall be due and payable within 15 days after such termination. Executive shall be entitled to receive payment under any bonus arrangement based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or her estate will receive a lump sum payment equal to the annual incentive bonus the executive would have received for the fiscal year in question, if any (based on the achievement of management by objective criteria established by the Board of Directors), calculated on a pro rata basis to the date of termination. In addition, the outstanding principal balance under the Transition Assistance Loan will be forgiven. The outstanding principal balance under each Stock Loans and all accrued interest shall be due and payable within 15 days after such termination. The amount of any payment due under any bonus arrangement shall be determined based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company prior to the second anniversary of the agreement, no further compensation will be payable to the executive and the outstanding principal balance (but not the accrued interest which shall be forgiven) of the Transition Assistance Loan will be payable in full within 180 days of termination and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

   (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates her employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to (i) 280% of her then base salary if termination occurs prior to the determination of her first annual incentive bonus, (ii) her then annual base salary plus two times the amount of her annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of her first annual incentive bonus, but prior to the determination for the second full year, or
(iii) for any subsequent termination, two times her then base salary plus the sum of her annual incentive bonus awarded in the prior two years, if any; (b) all restrictions (except applicable federal and state securities law) on any shares of Common Stock awarded to executive would be eliminated and such shares would fully vest in executive; (c) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and (c) the amount payable under the Transition Assistance Loan would be forgiven. The outstanding balance under each Stock Loans and all accrued interest shall be due and payable within 15 days after such termination. Executive shall be entitled to receive payment under any bonus arrangement based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or her estate will receive a lump sum payment equal to the annual incentive bonus the executive would have received for the fiscal year in question, if any (based on the achievement of management by objective criteria established by the Board of Directors), calculated on a pro rata basis to the date of termination. In addition, the amount payable under the Transition Assistance Loan will be forgiven. The outstanding balance under each Stock Loans and all accrued interest shall be due and payable within 15 days after such termination. The amount of any payment due under any bonus arrangement shall be determined based on a pro rata application of certain performance formulas, taking into consideration the number of full months employed and the Company's performance through the last quarter ended 45 days or more prior to the termination date.

   (iii) Voluntary Termination Without Good Reason. In the event of voluntary termination by executive without good reason following a change in control, the Company shall pay executive within 15 days after such termination a lump-sum payment equal to: (i) one hundred and forty percent (140%) of executive's annual base salary if termination occurs prior to the determination of her annual incentive bonus; (ii) her then annual base salary plus the amount of the annual incentive bonus awarded in the immediately preceding year if termination occurs subsequent to the determination of the annual incentive bonus for her first full year and prior to the determination for the second full year; (iii) for any subsequent termination, her then annual base salary plus the average of the annual incentive bonus awarded in the prior two years.

   (iv) Termination for Cause. Upon termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance under the Transition Assistance Loan shall become immediately due and payable.

   Any of the foregoing amounts payable to Ms. Kuring following a Change in Control are subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

Certain Relationships and Related Transactions

   For information on certain relationships and related transactions, please see the information contained in the headings "Stock Loans" and "Employment Contracts and Termination of Employment and Changes in Control Arrangements" above.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION
                             OF EXECUTIVE OFFICERS

Compensation Policies Affecting Executive Officers

  General

   The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside Directors.

   The objective of the Company's executive compensation program is to develop and maintain executive reward programs, which contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants, incentive stock loans and, on occasion, restricted share grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

   Each year, the Committee reviews executive compensation in light of the Company's performance during the year against previously defined objectives and compensation data at companies that are considered comparable for Company performance purposes. In reviewing the Company's performance during 2001, the Committee considered a variety of additional factors. FFO per share increased approximately 5.9% from 2000 levels, which placed the Company's performance in the upper quartile of the 10 largest multifamily REITs (the "Comparable Group") and "same store" net operating income increased approximately 7% for the year, which was among the highest of the Company's Comparable Group. Also during 2001, BRE completed the development and lease-up of one directly owned community totaling 248 units located in Bellevue, Washington. The Company also purchased two multifamily communities located in Seattle, Washington and Laguna Niguel, California, for a combined total of 597 units. At December 31, 2001, the Company had nine apartment communities in various stages of construction and development totaling 2,111 apartment units. Total shareholder return, taking into account dividends paid and stock price appreciation, was 4% for the year, and the Company's FFO multiple, an indication of price performance, was among the highest for the Company's Comparable Group.

  Base Salary

   Base salary levels of the Company's key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individuals, a comparison with comparable companies in the real estate industry and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive based compensation. In its determination of comparable companies, the Committee gives primary consideration to comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return (see Comparative Stock Performance). Salary information about comparable companies is surveyed by reference to public disclosures made by companies in the real estate industry. In addition, during 1999, the Committee used salary survey data supplied by an outside compensation consultant. A change in a key executive's compensation from the previous year may reflect factors such as performance, changes in responsibility, contract provisions relative to inflation and adjustments to maintain a level of consistency with industry practices.

  Annual Cash Incentives

   The annual cash incentive is designed to provide a short-term (one year) incentive to executive officers with the potential award based on a percentage of an executive's base salary. For 2001, incentive awards were based on the achievement of predetermined corporate expectations and a determination of an executive's performance compared to specific objectives agreed upon by the executive and the Committee at the start of the year. In addition, the Committee used survey data supplied from the Company's outside compensation consultant relative to total cash compensation, including salary and cash incentive awards. For the executive officers, targeted annual cash incentive awards are a percentage of base salary determined by the Committee. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers for 2001 based on such performance.

  Stock Options

   Stock options are designed to provide long-term (10-year) incentives and rewards tied to the price of the Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of Common Stock by officers is strongly encouraged. To facilitate share ownership and retention, in 1998 the Company implemented a program whereby certain executives may receive reload options, which continued through 2001.

   Stock options are awarded annually following the close of each year. The Company does not adhere to any firmly established formulas for the issuance of options to employees. In 1998, the Company extended the program of granting stock options to additional qualified employees at the community management level and above. In 2001, this program was continued. The Option Grants in 2001 table includes the options granted to the named executive officers during 2001 for 2000 performance. In determining the size of the grants to the named executive officers, the Committee assessed relative levels of responsibility, Company and individual performance and the long-term incentive practices of other comparable companies.

   In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Company's Common Stock.

  Incentive Stock Loans

   Pursuant to the 1999 BRE Stock Incentive Plan, in 2001 the Company funded $791,450 aggregate principal amount of incentive stock loans to the named executive officers. As more fully described in Stock Loans, these loans were used to exercise some of the options granted to the named executive officers under the Plan. The Committee believes that these loans, by encouraging management's acquisition and retention of shares of Common Stock, provide even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

  Bonus Arrangements.

   Under Bonus Arrangements entered into in January 2000, 2001 and 2002, the named executive officers are eligible to receive bonuses payable after terms of five years. The bonus amount that is actually awarded will be calculated using a formula whereby: (i) up to 20% of the bonus amount will be awarded based on the Company's same property growth in net operating income; (ii) up to 50% of the bonus amount will be awarded based on the increase in FFO per share of Common Stock; and (iii) up to 30% of the bonus amount will be awarded based on a FFO Multiple, defined as the closing price per share of the Company's Common Stock as of the last trading date of the calendar year divided by its FFO per share for the preceding twelve-month period. Each of these criteria is measured against the 10 largest publicly traded multifamily REITs.

  Section 162(m)

   Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. The Company's 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer's vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond the Company's control. Although the Company generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. For 2001, the Committee anticipates that there will be no deduction limitations for Section 162(m) for compensation to each of the five most highly paid executive officers.

CEO Performance Evaluation

   For 2001, the Committee evaluated Mr. McDowell's performance based on the factors discussed above under the caption "General," with particular emphasis on the achievement of operating, portfolio and performance objectives, growth in FFO per share and same store net operating income and corporate performance relative to multifamily peer groups. Based on these factors and Mr. McDowell's individual performance, in 2001 he received 51% of his targeted annual cash incentive together with the incentive stock loan and stock option grants described in Stock Loans and Option Grants on January 24, 2002.

   The members of the Compensation Committee give the foregoing report, namely:

                                          L. Michael Foley, Chairman
                                          John McMahan
                                          Gregory M. Simon

                         COMPARATIVE STOCK PERFORMANCE

   The line graph below compares the cumulative total shareholder return on the Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1995 and that all dividends were reinvested (1).

                                    [CHART]

          BRE Properties, Inc.   S&P 500 Index     NAREIT All Equity REIT Index
12/31/96  100.00                 100.00            100.00
12/31/97  120.31                 133.37            120.26
12/31/98  111.64                 171.44             99.21
12/31/99  109.13                 207.52             94.63
12/31/00  161.87                 188.62            119.59
12/31/01  168.18                 166.22            136.24


                          12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                          -------- -------- -------- -------- -------- --------
 BRE Properties, Inc..... $100.00  $120.31  $111.64  $109.13  $161.87  $168.18
 S&P 500 Index........... $100.00  $133.37  $171.44  $207.52  $188.62  $166.22
 NAREIT Equity REIT Index $100.00  $120.26  $ 99.21  $ 94.63  $119.59  $136.24

--------
(1) Common Stock performance data is provided by SNL Securities and is calculated using the ex-dividend date. The S&P Index and NAREIT Equity REIT Total Return Index data are provided by NAREIT, which calculate reinvestment results using the dividend payable date. The NAREIT Equity REIT Total Return Index data includes 151 companies with aggregate equity capitalization (excluding operating company units) of approximately $147 billion.
(2) Indicates appreciation of $100 invested on December 31, 1996 in the Common Stock, S&P 500, and NAREIT Equity REIT Total Return Index securities, assuming reinvestment of dividends discussed above.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and has considered the compatibility of nonaudit services with the auditors' independence.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met formally six times during 2001.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

   The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the year ended December 31, 2002.

   During 2001, fees paid to Ernst & Young LLP by the Company totaled $901,729. Fees paid to Ernst & Young LLP included: (i) audit fees, including tax services required in connection with the audit and to render an opinion, totaled $294,297; (ii) audit-related fees aggregated to $347,108; (iii) fees related to internal audit services totaled $33,739; (iv) fees associated with tax services totaled $109,301; and (v) other advisory service fees aggregated to $117,285. The audit committee considered and concluded that the provision of services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors' independence.

   The responsibilities of the Audit Committee are more specifically contained in the attached Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999 and which was approved as amended March 2, 2001.

   The members of the Audit Committee give the foregoing report, namely:


                         Arthur G. von Thaden, Chairman
                         L. Michael Foley
                         Roger P. Kuppinger

                             SHAREHOLDER PROPOSALS

   Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting of Shareholders must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809,
Attention: Secretary. Such proposal must be received not later than November 25, 2002 for inclusion in the Company's proxy statement and form of proxy relating to next year's Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

   Shareholder proposals to be presented at the 2002 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission's Proxy Rules must be received by the Company on or before February 10, 2003 or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission's Proxy Rules.

   A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                 OTHER MATTERS

   It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

                      By Order of the Board of Directors

March 23, 2002

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 44 MONTGOMERY STREET, 36th FLOOR, SAN FRANCISCO, CA 94104-4809, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF MARCH 15, 2002, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

[LOGO] BRE PROPERTIES, INC.

[LOGO] Recycle

PROXY CARD



                              BRE PROPERTIES, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank C. McDowell, John McMahan and Edward
F. Lange, Jr., or any of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc., that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. The Annual Meeting will be held in the Union Square Room of the Omni San Francisco Hotel, 500 California Street, San Francisco, California at 10:00 a.m., PDT, on May 21, 2002, and at any adjournment thereof. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) shares will be voted FOR election of all nominees for Director.

      (Continued, and to be marked, signed and dated on the reverse side).

                              FOLD AND DETACH HERE


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ITEM LISTED BELOW.                       Please mark
                                                                                          your vote as    [x]
                                                                                          indicated in
                                                                                          this example
1.  ELECTION OF DIRECTORS                                                                                                WILL
                                                                                                                        ATTEND

        FOR all              WITHHOLD AUTHORITY         *EXCEPTIONS      If you plan to attend the Annual Meeting,       [_]
    nominees listed      to vote for all nominees                        please mark the WILL ATTEND box.
        below                   listed below
         [_]                        [_]                     [_]




Nominees: 01 John McMahan; 02 L. Michael Foley; and 03 Gregory M. Simon               Please sign exactly as name
                                                                                      appears on this proxy. When
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark         signing as attorney, executor,
the "Exceptions" box and write that nominee's name in the space provided below.)      administrator, trustee, custodian,
                                                                                      guardian or corporate officer, give
                                                                                      full title. If more than one
*Exceptions ________________________________________________________________          trustee, all should sign.

                                                                                      Dated: ______________________, 2002



                                                                                      __________________________________
                                                                                      Signature of Shareholder


                                                                                      ___________________________________
                                                                                      Votes MUST be indicated in Black
                                                                                      or Blue Ink.

                                                                                      Sign, Date and Return this Proxy
                                                                                      Card Promptly Using the Enclosed
                                                                                      Envelope.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                            Vote by Telephone or Mail

                          24 Hours a Day, 7 Days a Week

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

         Telephone                                                 Mail
       1-800-435-6710
                                                           Mark, sign and date
Use any touch-tone telephone to                             your proxy card
vote your proxy. Have your proxy                                  and
card in hand when you call. You        OR                    return it in the
will be prompted to enter your                            enclosed postage-paid
control number, located in the                                 envelope.
box below, and then follow the
directions given.


                      If you vote your proxy by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the web in the Shareholder/Investor Relations
Section of : www.breproperties.com